PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 22, 2008	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
SECOND QUARTER 2008 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its results today for the second quarter of 2008.  The Company reported net income to common shareholders of $3.3 million for the quarter ended June 30, 2008, versus net income to common shareholders of $1.7 million for the same quarter last year.  Basic net income per common share was $0.27 and fully diluted net income per common share was $0.26, an increase of $0.13 and $0.12 per common share, respectively, over basic and fully diluted net income per common share of $0.14 for the same period last year.

Net income to common shareholders for the six-month period ended June 30, 2008 was $7.6 million, versus net income to common shareholders of $2.6 million for the same period last year. Basic net income per common share was $0.63 and fully diluted net income per common share was $0.59 for the six-month period ended June 30, 2008, compared to basic and fully diluted net income per common share of $0.22 for the same period last year.

Book value per common share was $8.24 at June 30, 2008, versus $8.07 at March 31, 2008, and $8.22 at December 31, 2007.  Adjusted common equity book value, a non-GAAP measure reflecting investment assets and related borrowings and other obligations at their fair values based on anticipated cash flows from the assets less the associated cash requirements for the borrowings, and discounted at estimated market rates, was $7.42 per common share at June 30, 2008 versus $7.21 at March 31, 2008 and $8.00 at December 31, 2007.  Reflecting the derecognition of the mortgage servicing obligations as discussed below, at July 1, 2008, book value per common share was $8.52 and adjusted common equity book value per common share was $7.70. A reconciliation of common equity book value to adjusted common equity book value per share at December 31, 2007, June 30, 2008, and July 1, 2008 is included at the end of this press release.

The Company has scheduled a conference call for Wednesday, July 23, 2008, at 10:00 A.M. EDT, to discuss second quarter results.  Investors may participate in the call by dialing 1-877-407-8033.  The conference call will also be webcast over the internet at www.dynexcapital.com through the link provided under “Investor Relations”.

Discussion of Quarterly Results

Thomas Akin, Chairman and Chief Executive Officer, stated, “Consistent with our investment strategy, during the second quarter we purchased a net $109.4 million of agency residential mortgage-backed securities (“agency RMBS”) for our investment portfolio.  These assets are short - duration hybrid arms with an overall anticipated net interest spread of 1.8% to 2.1% based on modeled prepayment speeds. These assets were purchased toward the end of the quarter, so our results for this quarter do not fully reflect their earnings.  Subsequent to quarter end, we have purchased an additional $59.1 million in agency RMBS”.

Mr. Akin continued, “We are also quite pleased that we increased our book value per common share from $8.07 at the end of the first quarter to $8.24 at the end of June.  As we announced in our Current Report on Form 8-K filed July 11, 2008, in the third quarter we will be recognizing a $3.5 million benefit, or $0.28 per common share, related to the Company’s release from certain mortgage servicing obligations at the beginning of the third quarter.  This will increase book value per common share by the same amount.”

Mr. Akin concluded, “Market conditions continue to be volatile, and, therefore, we remain cautious in deploying our capital.  The news surrounding Fannie Mae and Freddie Mac simply highlights the continued risks in the financial system, notwithstanding the rally in financial stocks over the past week.  We anticipate keeping our leverage relatively low into the third quarter pending resolution of some of the uncertainty in the market, but with spreads on agency RMBS still robust we expect to be able to continue to increase our core earnings on our investment portfolio. In the second quarter, we paid a common stock dividend of $0.15 per share. We will make an announcement later this quarter with respect to the third quarter common stock dividend.”

During the second quarter of 2008, the Company reported net interest income after provision for loan losses of $2.2 million, a decline from $3.7 million in the same period last year in large part as a result of lower interest earned on cash and cash equivalents and reserve recaptured in 2007.

The overall net interest spread for the quarter was 1.48% versus 1.53% for the same period in 2007.  Net interest spread on investments other than agency RMBS was 1.38% for the quarter and net interest spread for agency RMBS was 1.85% for the month of June.  The overall yield on interest earning assets, excluding cash and cash equivalents, was 7.33% for the second quarter of 2008 versus 8.31% for the second quarter of 2007.  The weighted average cost of funds was 5.85% for the quarter and 6.78% for the same period last year.

Other income includes $2.7 million related to the redemption in June 2008 of a securitization financing bond. Of this amount, $1.3 million relates to accelerated premium amortization on the bond and $1.4 million relates to the release of a contingency reserve on this bond.

The Company reported total assets of $478.2 million, including investment assets of $430.3 million, versus total assets of $388.5 million at March 31, 2008, and $374.8 million at December 31, 2007.  Investment assets increased as a result of the purchase of a net $109.4 million of agency RMBS during the quarter.

During the quarter ended June 30, 2008, agency RMBS were purchased at a weighted average cost of 101.2%.  The entire agency RMBS portfolio at June 30, 2008 consists of hybrid adjustable-rate RMBS and has a weighted average 27 months to reset.

Securitized mortgage loans consisted of $176.0 million of commercial mortgage loans held by two securitization trusts and $77.0 million of single-family mortgage loans held by one securitization trust.  During the quarter, the Company received principal payments of approximately $8.1 million of commercial mortgage loans, including unscheduled principal payments of $6.0 million, and $4.3 million of single-family mortgage loans, including $3.5 million in unscheduled principal payments. As noted in prior quarters, the commercial mortgage loans were principally originated in 1997 and 1998 and the single-family mortgage loans were originated primarily from 1992-1997.  None of the commercial mortgage loans were delinquent at quarter end.  Approximately $1.1 million of the single-family mortgage loans, or 1.45% of the loans outstanding, made no payments during the quarter.  Of this amount, approximately $0.3 million are pool insured, and the Company does not expect to incur significant credit losses on the remaining $0.8 million given the seasoning of the loans.

Total liabilities increased to $335.7 million at June 30, 2008. Securitization financing declined $11.0 million during the quarter from associated payments received on the collateral. Repurchase agreements increased to $129.4 million during the quarter as the Company added $103.5 million in repurchase agreements to finance the acquisition of investments during the quarter.  At the end of the second quarter, of the total repurchase agreements of $129.4 million, $99.1 million and $30.3 million reset in approximately 1 month and 3 months, respectively.

Subsequent Event

As noted above, on July 1, 2008, the Company was relieved of certain mortgage servicing obligations with a recorded balance of $3.5 million at June 30, 2008.  The obligations related to payments required to be made by the Company to a former affiliate who was the servicer of manufactured housing loans originated by the Company in 1998 and 1999. The servicer resigned effective July 1, 2008, with the immediate effect that the Company was relieved of any obligation to make further payments.  At June 30, 2008, this $3.5 million was included in other liabilities.  As a result of being released from these obligations, the Company will recognize a benefit of $3.5 million in the quarter ending September 30, 2008.

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release  contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$42,501	$35,352
Other assets	5,378	5,671
	47,879	41,023
Investments:
Securitized mortgage loans, net	258,826	278,463
Agency RMBS	139,187	7,456
Other securities	15,690	21,775
Investment in joint venture	13,273	19,267
Other loans and investments	3,336	6,774
	430,312	333,735
	$478,191	$374,758

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing	$189,304	$204,385
Repurchase agreements	129,403	4,612
Obligation to joint venture under payment agreement	11,663	16,796
Other liabilities	5,367	7,029
	335,737	232,822

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	122	121
Additional paid-in capital	366,768	366,716
Accumulated other comprehensive (loss) income	(3,953)	1,093
Accumulated deficit	(262,232)	(267,743)
	142,454	141,936
	$478,191	$374,758

Book value per common share	$8.24	$8.22

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest income:
Investments	$6,497	$7,236	$12,656	$14,712
Cash and cash equivalents	177	787	501	1,526
Interest income	6,674	8,023	13,157	16,238
Interest expense	(4,173)	(5,060)	(8,235)	(10,814)
Net interest income	2,501	2,963	4,922	5,424

(Provision for) recapture of loan losses	(321)	702	(347)	1,225

Net interest income after provision for loan losses	2,180	3,665	4,575	6,649

Equity in earnings (loss) of joint venture	560	672	(1,691)	1,302
(Loss) gain on sale of investments, net	(43)	6	2,050	–
Other income (expense)	2,852	(478)	7,150	(1,018)
General and administrative expenses	(1,253)	(1,163)	(2,469)	(2,290)

Net income	4,296	2,702	9,615	4,643
Preferred stock dividends	(1,003)	(1,003)	(2,005)	(2,005)

Net income to common shareholders	$3,293	$1,699	$7,610	$2,638

Change in net unrealized gain (loss) during the period on:
Investments classified as available-for-sale	1,250	(602)	(1,122)	(476)
Investment in joint venture	(287)	(223)	(3,923)	606
Comprehensive income	$5,259	$1,877	$4,570	$4,773

Net income per common share
Basic	$0.27	$0.14	$0.63	$0.22
Diluted	$0.26	$0.14	$0.59	$0.22

Weighted average number of common shares outstanding:
Basic	12,169,762	12,136,262	12,163,320	12,134,715
Diluted	16,398,667	12,139,435	16,392,784	12,136,624

DYNEX CAPITAL, INC.
Reconciliation of Common Equity Book Value to Adjusted Common Equity Book Value
 (Thousands except share data)
(unaudited)

	July 1,	June 30,	December 31,
	2008	2008	2007
Shareholders’ equity	$142,454	$142,454	$141,936

Derecognition of mortgage servicing obligation	3,467	-	-

Less: Preferred stock redemption value	(42,215)	(42,215)	(42,215)

Common equity book value	103,706	100,239	99,721

Adjustments to present amortized cost basis of instruments at fair value:
Securitized finance receivables, net	(10,283)	(10,283)	(2,840)
Other mortgage loans	566	566	633
Investment in joint venture	(240)	(240)	(420)

Adjusted common equity book value	$93,749	$90,282	$97,094

Adjusted book value per common share	$7.70	$7.42	$8.00

Book value per common share	$8.52	$8.24	$8.22